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                                                                   EXHIBIT 99.11



April 20, 1998


Swift Energy Company
16825 Northchase Drive, Suite 400
Houston, TX  77060

Attention:        Special Transactions Committee
                  Swift Energy Company Board of Directors

Gentlemen:

Pursuant to that certain letter agreement dated February 27, 1998 (the "Agreement") between the Special Transactions Committee (the "Committee") of the Board of Directors of Swift Energy Company ("Swift" or the "Company") and CIBC Oppenheimer Corp. ("CIBC Oppenheimer"), you have retained CIBC Oppenheimer to prepare an independent financial analysis as to the estimated fair market value (the "CIBC Oppenheimer Valuation") of various interests (the "Assets") in oil and gas properties (the "Properties'), which Assets are owned by Swift Energy Income Partners 1989-B Ltd. (the "Partnership") of which the Company is the managing general partner ("General Partner"). CIBC Oppenheimer performed a similar analysis for 62 other partnerships (the "Partnerships") of which the Company is the General Partner. It is CIBC Oppenheimer's understanding that the General Partner has proposed to purchase substantially all of the Partnership's Assets and, in turn, dissolve and wind up the Partnership. It is also CIBC Oppenheimer's understanding that the Committee has also retained the reserve engineering firms of H.J. Gruy & Associates, Inc. and J.R. Butler & Company (collectively, the "Engineering Consultants") to prepare a separate analysis as to the estimated fair market value of the Assets (the "Engineering Consultants' Valuation").

In arriving at the CIBC Oppenheimer Valuation, we, among other things:

         (i) Reviewed the historical financial returns to the limited partners of the Partnership;

         (ii) Held discussions with senior management of the Company as to the Partnership's operational and financial prospects;




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Swift Energy Company
April 20, 1998
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         (iii)    Held discussions with senior management of the Company
                  regarding the general characteristics of the Properties underlying the Assets, including location, productive geological formations, future development potential and oil and gas marketing arrangements;

         (iv) Held discussions with the Engineering Consultants regarding the general characteristics of the Properties underlying the Assets, including location, productive geological formations and future development potential;

         (v) Reviewed the reserve engineering reports supplied to us by the Engineering Consultants and, particularly, reviewed the estimated future net cash flow to be generated from the production of proved reserves of the Properties underlying the Assets discounted to present value using an annual discount rate of 10% (the "PV-10 Value") dated as of December 31, 1997; these amounts were calculated net of estimated production costs and future development costs, using prices and costs in effect as of a certain date, without escalation and without giving effect to non-property related expenses such as future income tax expense or depreciation, depletion and amortization;

         (vi) Reviewed the Engineering Consultants' Valuation of the Properties underlying the Assets;

         (vii) Reviewed historical operating and financial results of the Properties underlying the Assets which included PV-10 Value, proved reserves on a barrel of oil equivalent ("BOE") basis and projected earnings before interest, taxes and depreciation, depletion and amortization ("EBITDA") as prepared by the Engineering Consultants and discussed with senior management of the Company;

         (viii) Reviewed and analyzed financial terms of similar transactions in which public oil and gas companies liquidated partnerships of which they were the general partner;

         (ix) Reviewed and analyzed transactions involving the sale of oil and gas companies we deemed comparable to the Partnership(s) individually and collectively and to the Company;



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Swift Energy Company
April 20, 1998
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         (x)      Reviewed and analyzed transactions involving the sale of oil and gas properties we deemed comparable to the Properties underlying the Assets;

         (xi) Reviewed financial and market data for certain public companies we deemed comparable to the Partnership(s) individually and collectively and to the Company; and

         (xii) Performed such other analyses and reviewed such other information as we deemed appropriate.

In determining the CIBC Oppenheimer Valuation, we have relied upon and assumed, without independent verification or investigation and at the direction of the Committee, (i) the accuracy and completeness of all of the financial and other information available to us from public sources or provided to us by the Company and their representatives (including the Engineering Consultants), (ii) that the reserve engineering reports supplied to us by the Engineering Consultants as described in clause (v) above have been reasonably prepared and are based on their best business judgment, (iii) that the information with respect to the Partnership's ownership of the Assets, as provided to the Engineering Consultants and to us was accurate in all respects, (iv) with respect to the historical operating and financial results and projections provided to us as described in clause and (vii) above, that such information and projections were reasonably prepared and were based on the best currently available information, estimates and good faith judgment of the Company's management and their representatives (including the Engineering Consultants).

Not being experts in the geological evaluation of oil and gas reserves, we have, with your consent, relied without independent verification upon the audit of the reserve estimates prepared by the Engineering Consultants for the purpose of estimating fair market value of the Assets. In addition, we have not made a physical inspection of the Properties underlying the Assets, nor have we made any independent evaluations, appraisals or inspections of the Company's or the Partnership's other assets or the Company's or the Partnership's liabilities (contingent or otherwise). We have not reviewed any relevant agreements which may exist between the General Partner and the limited partners governing the Partnership, nor have we considered the effect which the ownership structure of the Partnership and the terms of the agreements of the Partnership may have upon the fairness of the consideration offered by any general partner of the Partnership. We have not reviewed the books and records of the Partnership and have assumed, with your consent, that the Partnership's ownership interests in the Properties underlying the Assets, as provided to us by you, is true and correct.




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Swift Energy Company
April 20, 1998
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The CIBC Oppenheimer Valuation is based upon analyses of the foregoing factors in light of our assessment of general economic, financial, market and other conditions and circumstances as of the date of this letter and any changes in such conditions and circumstances may affect the validity or fairness of the CIBC Oppenheimer Valuation. CIBC Oppenheimer disclaims any obligations to update, revise or reaffirm the CIBC Oppenheimer Valuation. The CIBC Oppenheimer Valuation reflects our estimate of the consideration that could have been received by the Partnership in a sale of the Assets in an orderly manner in a private market transaction in which neither buyer nor seller is under any compunction to complete such transaction. The CIBC Oppenheimer Valuation falls within a range of values which we believe, subject to the foregoing conditions, represent possible fair market value estimates of the Partnership's interest in the Assets. The CIBC Oppenheimer Valuation should not be viewed as a guarantee of the price that a willing buyer might have paid for the Assets.

CIBC Oppenheimer, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities and private placements. CIBC Oppenheimer has provided certain investment banking and financial advisory services to the Company from time to time, including acting as co-manager of the Company's Convertible Subordinated Notes financing in November 1996 and lead manager of the public offering of the Company's Common Stock in July 1995, and may be involved in future investment banking activities on behalf of the Company. CIBC Oppenheimer will also receive a fee upon delivery of this CIBC Oppenheimer Valuation. In the ordinary course of business, CIBC Oppenheimer actively trades in the equity securities of the Company for CIBC Oppenheimer's own account and for the accounts of CIBC Oppenheimer's customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, and based upon such other matters as we consider relevant, it is CIBC Oppenheimer's estimate that the value of Swift Energy Income Partners 1989-B Ltd. interest in the Assets as of the date hereof is $3,028,036.

This letter is being provided for the use of the Committee in its evaluation of a possible proposal that the Partnership sell the Assets to the Managing General Partner and dissolve and wind up its affairs. This letter is not intended to confer rights or remedies upon any stockholder of the Company or any partner of the Partnership and may not be relied upon by any person or entity other than the Committee. Neither this letter nor the CIBC Oppenheimer Valuation may be published or otherwise used or referred to, in whole or






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Swift Energy Company
April 20, 1998
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part, nor shall any public reference to CIBC Oppenheimer, this letter or the
CIBC Oppenheimer Valuation be made without the prior written consent of CIBC Oppenheimer; provided, however, that the Company and the Partnership may include a copy of this letter and a reference to CIBC Oppenheimer in the proxy statement to be distributed to limited partners of the Partnership in connection with the solicitation of the approval of the proposal that the Partnership sell the Assets to the General Partner and dissolve and wind up its affairs. Neither this letter nor the CIBC Oppenheimer Valuation constitutes a recommendation to any partner of the Partnership as to how such partner should vote on or respond to the proposal that the Partnership sell the Assets to the General Partner and dissolve and wind up its affairs.

Sincerely yours,


/s/ BRIAN MYERS

CIBC Oppenheimer Corp.